EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-264717 on Form S-3 and Registration Statement No. 333-225124, No. 333-225123 and No. 333-239140 on Form S-8 of our reports dated February 22, 2023, relating to the consolidated financial statements of EVO Payments, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

New York, New York

February 22, 2023